EXHIBIT 10.166

PURCHASE AGREEMENT

(Bank of America Plaza; Charlotte, North Carolina)

THIS AGREEMENT (this “Agreement”) is made and entered into as of September 27, 2006, by and between Trizec Holdings, LLC, a Delaware limited liability company (“Seller”), and BRE/TZ Properties L.L.C., a Delaware limited liability company (“Buyer”).

R E C I T A L S

A.            Seller is wholly-owned, indirectly through one or more subsidiary entities, by Trizec Holdings Operating LLC (“Trizec Operating Company”).

B.            The Trizec Operating Company is a party to that certain agreement (the “Merger Agreement”) captioned “AGREEMENT AND PLAN OF MERGER AND ARRANGEMENT AGREEMENT”, dated as of June 5, 2006, among Trizec Properties, Inc., Trizec Operating Company, Trizec Canada Inc., Grace Holdings LLC, Grace Acquisition Corporation, Grace OP LLC and 4162862 Canada Limited, which provides for certain transactions (collectively, the “Merger”) more particularly described therein.

C.            In connection with the Merger, Seller desires to sell, and Buyer desires to purchase, the “Property” (as hereinafter defined) on the terms and conditions hereinafter documented.

NOW, THEREFORE, in consideration of the mutual undertakings of the parties hereto, it is hereby agreed as follows:

1.             Certain Defined Terms.  As used herein:

1.1           “Purchase Price” shall mean $                             .

1.2               “Escrow Deposit” shall mean $0.00, together with all interest accrued thereon, if any.

2.             Purchase and Sale.  Upon the terms and conditions hereinafter set forth, Seller shall sell to Buyer, and Buyer shall purchase from Seller, the “Property”.  As used herein, the “Property” means collectively, all right, title and interest of Seller in and to (a) the land (the “Land”) described in Exhibit “A”, located at 101 S. Tryon St., in the City of Charlotte, County of Mecklenburg, State of North Carolina, (b) (i) the leasehold estate (the “Orr Leasehold Estate”) under that certain ground lease (as amended, the “Orr Ground Lease”) dated May 28, 1971, between Orr Corporation, as lessor, and North Carolina National Bank, predecessor-in-interest to Seller, as lessee, (ii) the leasehold estate (the “Pitts Leasehold Estate”; and together with the Orr Leasehold Estate, collectively, the “Leasehold Estates”) under that certain ground lease (as amended, the “Pitts Ground Lease”; and together with the Orr Ground Lease, collectively, the “Ground Leases”) dated October 18, 1973, between Richard A. Pitts, as lessor, and Independence Square Associates, predecessor-in-interest to Seller, as lessee, (c) the license (the “License”) under that certain License (as amended, the “Parking License”) entered into as of May 1, 2006 (but executed May 17, 2006), between the City of Charlotte, a municipal corporation organized under the laws of the State of Carolina, as licensor, and Seller, as licensee (the land demised under the Ground Leases and the

License being herein collectively called the “Leased Land”), (d) adjacent streets, alleys and rights-of-way, and the rights, benefits, licenses, interests, privileges, easements, tenements, hereditaments and appurtenances on the Land and the Leased Land or in anywise appertaining thereto, (e) the improvements, structures and fixtures located upon the Land and the Leased Land (collectively, the “Improvements”), consisting primarily of an office building and retail mall sometimes known as “Bank of America Plaza”, (f) all tangible personal property located on, and used in connection with, the Land, Improvements and the Leased Land (collectively, the “Personal Property”) including all books, records and documents pertaining to the leasing and operation of the Property (but expressly excluding any “Excluded Materials” [as hereinafter defined]) building materials, supplies, hardware, carpeting and other inventory located on or in the Land, Improvements or the Leased Land and maintained in connection with Seller’s ownership and operation of the Property, but excluding computers and computer software and any other personal property listed on Exhibit “B”, and (g) all “Leases” (as hereinafter defined), and to the extent the following items are assignable, all “Service Agreements” (as hereinafter defined), governmental permits, entitlements, licenses and approvals, development rights, maps, studies, reports, designs, plans and specifications, drawings (including CAD drawings) warranties and guarantees that Seller has received in connection with the Improvements (including any work or services performed with respect to, or equipment installed in, the Improvements), tenant lists, advertising material, telephone exchange numbers and all trademarks, logos and tradenames (including Bank of America Plaza but excluding “Trizec” and any derivations thereof), directly relating to Bank of America Plaza or the foregoing Property (collectively, the “Intangible Property”).

3.             Payment of Purchase Price.  The Purchase Price shall be paid to Seller by Buyer as follows:

3.1           Escrow Deposit.  Within two (2) business days after the execution and delivery of this Agreement, Buyer shall deliver the Escrow Deposit to Chicago Title Insurance Company (the “Escrow Agent”), at its offices at 711 Third Avenue, New York, New York 10017, Attention:  Neal Miranda.  The Escrow Deposit shall be delivered to the Escrow Agent by wire transfer of immediately available federal funds or by bank or cashier’s check drawn on a national bank reasonably satisfactory to Seller.  The amounts deposited hereunder shall be held by the Escrow Agent as a deposit against the Purchase Price in accordance with the terms and provisions of this Agreement.  At all times that the Escrow Deposit or any portion thereof is being held by the Escrow Agent, the Escrow Deposit shall be invested by the Escrow Agent in the following investments (“Approved Investments”):  (i) United States Treasury obligations, (ii) United States Treasury-backed repurchase agreements issued by a major money center banking institution reasonably acceptable to Seller and Buyer, (iii) such money market fund or other short-term investment option offered by the Escrow Agent as may be reasonably agreed to by Seller and Buyer, or (iv) such other manner as may be reasonably agreed to by Seller and Buyer.  The Escrow Deposit shall be disposed of by the Escrow Agent only as provided in this Agreement.

3.2           Closing Payment.  The Purchase Price, as adjusted by the application of the Escrow Deposit and by the prorations and credits specified herein, shall be paid by wire transfer of immediately available federal funds (through the escrow described in Section 5) as and when provided in Section 5.2.2 and the “Escrow Instructions”, as hereinafter defined (the amount to be paid under this Section 3.2 being herein called the “Closing Payment”).

4.             Conditions Precedent.  The obligation of Buyer to acquire, and Seller to transfer, the Property as contemplated by this Agreement is subject to satisfaction of each of the following conditions precedent (any of which may be waived prior to the “Closing” (as hereinafter defined) only in writing by the party in whose favor such condition exists) on or before the applicable date specified for satisfaction of the applicable condition.  If any of such conditions is not fulfilled (or waived in writing) pursuant to the terms of this Agreement, then the party in whose favor such condition exists may terminate this Agreement and, in connection with any such termination made in accordance with this Section 4, Seller and Buyer shall be released from further obligation or liability hereunder (except for those obligations and liabilities which expressly survive such termination), and the Escrow Deposit shall be disposed of in accordance with Section 9.  The Closing shall constitute a waiver of all conditions precedent.

4.1           Title Matters.

4.1.1        Title Report; Survey.  Seller has delivered to Buyer a copy of a Title Commitment (“Title Commitment”) dated June 29, 2006 covering the Property from Fidelity National Title Insurance Company (the “Title Company”) located at 1 Park Avenue, Suite 1402, New York, New York 10016, Attn:  Ken Cohen/Paul P. Resiman, Vice President/Senior Counsel.  In addition, Seller has delivered to Buyer that certain draft survey of the Property received by Buyer on August 22, 2006, prepared by Barrett Surveying Group (for Bock & Clark) and identified as Job No. BSG# B060183A (“Survey”).  Buyer is deemed to have approved the exceptions to title shown on the Title Commitment, the matters disclosed on the Survey and such other title or survey matters as were disclosed in writing to Buyer prior to the date of this Agreement.

4.1.2        Additional Title Matters.  Approval by Buyer of any additional exceptions to title or survey matters disclosed in writing after the date of this Agreement (“Additional Title Matters”) shall be a condition precedent to Buyer’s obligations to purchase the Property (Buyer hereby agreeing that its approval of Additional Title Matters shall not be unreasonably withheld).  Unless Buyer gives written notice (“Title Disapproval Notice”) that it disapproves any Additional Title Matters, stating the Additional Title Matters so disapproved, before the sooner to occur of the Closing or ten (10) days after receipt of written notice of such Additional Title Matters, Buyer shall be deemed to have approved such Additional Title Matters.  Seller shall have until the day before Closing within which to remove the disapproved Additional Title Matters set forth therein from title (Seller having the right but not the obligation to do so).  In the event Seller determines at any time that it is unable or unwilling to remove any one or more of such disapproved Additional Title Matters, Seller may give written notice to Buyer to such effect; in such event, Buyer may, at its option, terminate this Agreement upon written notice to Seller but only if given prior to the sooner to occur of the Closing or five (5) days after Buyer receives Seller’s notice.  If Buyer fails to give such termination notice by such date, Buyer shall be deemed to have waived its objection to, and approved, the matters set forth in Seller’s notice.

4.1.3        Seller Monetary Liens.  Notwithstanding the foregoing provisions of this Section 4.1, Seller shall be obligated to take such actions as may be required by  Title Company so that  Title Company is willing to issue title insurance to Buyer without exception for any “Seller Monetary Liens” (which, as used herein, means any mortgage or deed of trust encumbering the Property and any other monetary liens that encumber the Property as a result of the acts or omissions of Seller).  Such actions shall include obtaining a pay-off letter and leaving a portion of the Purchase Price in escrow to satisfy the Seller Monetary Liens.

4.1.4        Exceptions to Title.  Buyer shall be obligated to accept title to the Property, subject to the following exceptions to title (the “Permitted Exceptions”):

(a)           Real estate taxes and assessments not yet delinquent;

(b)           The printed exceptions, if any, which appear in the form owner’s policy of title insurance which  the Title Company has agreed in writing (through a commitment or otherwise) to issue (excluding those printed exceptions that Title Company has agreed in writing prior to the date of this Agreement to delete); provided, that if Title Company has not agreed in writing prior to the date of this Agreement to issue an owner’s policy, then title shall be subject to the printed exceptions which appear in the standard form owner’s title policy of title insurance issued by Title Company in the State of North Carolina; and

(c)           Such other exceptions to title or survey exceptions as have been approved or deemed approved by Buyer pursuant to the above provisions of this Section 4.1 or otherwise expressly permitted under this Agreement.

Conclusive evidence of the availability of such title shall be the willingness of Title Company to issue to Buyer on the Closing Date an owner’s title insurance policy in such form as Title Company has agreed in writing prior to the date of this Agreement to issue or if Title Company has not agreed in writing prior to the date of this Agreement to issue an owner’s policy, the standard form issued in the State of North Carolina (“Owner’s Policy”), in the face amount of the Purchase Price, which policy shall show (i) title to the Land, the Leasehold Estates and Improvements to be vested of record in Buyer, and (ii) the Permitted Exceptions to be the only exceptions to title.

4.1.5        Endorsements to Owner’s Policy.  It is understood that Buyer may request a number of endorsements to the Owner’s Policy and that Buyer intends to request that the Owner’s Policy be an ALTA extended coverage policy.  Buyer has satisfied itself prior to the date of this Agreement that Title Company will be willing to issue such endorsements and such form of policy at Closing and, to the extent  Title Company has agreed in writing prior to the date of this Agreement to issue such form of policy and such endorsements (without requiring any indemnity, affidavit or other assurance from Seller other than a certificate in the form of Exhibit “C”), the issuance of the same at Closing shall be a condition to Closing; and otherwise, the issuance of such endorsements or extended coverage shall not be a condition to Closing.  In no event shall Seller be obligated to provide any indemnity or other document in order to issue the same other than a certificate in the form of Exhibit “C”.

4.2           Due Diligence Reviews.  Prior to the date hereof, Buyer has performed and completed all of Buyer’s due diligence examinations, reviews and inspections of all matters pertaining to the purchase of the Property, including all toxic, soils, engineering and environmental reports and all leases, license agreements and service contracts, sewer/water conditions, utilities service information, zoning information, access information, assessments and city fees, developmental conditions and approvals, operating expenses and legal, physical, environmental and compliance matters and conditions respecting the Property (the foregoing being collectively called the “Property Information”).  Subject to Section 4.2.1, Seller shall provide Buyer and its actual and potential investors, lenders and assignees, and their respective representatives, attorneys, accountants, consultants, surveyors, title companies, agents, employees, contractors, appraisers, architects and engineers, with reasonable access to the Property upon reasonable advance notice and shall also make available for review and copying (at Buyer’s expense) copies of all documents, materials and other information relating to the Property Information in Seller’s possession, all upon reasonable advance notice.  In no event, however, shall Seller be obligated to make available (x) any reports or studies that have been superseded by subsequent reports or studies; and (y) any of the following confidential and proprietary materials (“Excluded Materials”):  (1) information contained in Seller’s financial analyses or projections; (2) material which is subject to attorney-client privilege or which is attorney work product; (3) appraisal reports or letters; (4) organizational agreements of Seller, its members, and their respective affiliates or any affiliates of Seller (and financial and other documents relating to Seller’s members and their respective affiliates); (5) material which Seller is legally required not to disclose other than by reason of legal requirements voluntarily assumed by Seller after the date hereof; or (6) the documents (the “Merger Documents”) governing the Merger, to the extent the same are not of public record.

4.2.1        Review Standards.  Buyer shall at all times conduct its due diligence review, inspections and examinations in a manner so as to not cause liability, damage, lien, loss, cost or expense to Seller or the Property and so as to not unreasonably interfere with or disturb any tenant at the Property, and Buyer will indemnify, defend, and hold Seller and the Property harmless from and against any such liability, damage, lien, loss, cost or expense (except to the extent arising from the mere discovery of existing conditions that are not exacerbated by Buyer or its agents).  Prior to entry upon the Property, Buyer shall provide Seller with copies of certificates of insurance evidencing comprehensive general liability insurance policies (naming Seller as an additional insured) which shall be maintained by Buyer in connection with its investigations upon the Property, with limits, coverages and insurers under such policies reasonably satisfactory to Seller.  Without limitation on the foregoing, in no event shall Buyer:  (a) conduct any physical testing (environmental, structural or otherwise) at the Property (such as soil borings, water samplings or the like) without Seller’s express written consent, which consent, as to physical testing, may be given or withheld in Seller’s sole discretion (and Buyer shall in all events promptly return the Property to its prior condition and repair thereafter); (b) contact any consultant or other professional engaged by Seller or any tenant of the Property (or its representatives) without Seller’s express written consent (which shall not be unreasonably withheld); or (c) contact any governmental authority having jurisdiction over the Property without Seller’s express written consent (which shall not be unreasonably withheld) other than ordinary contact normally associated with routine due diligence examinations that does not involve any discussions with governmental officials (except to the extent necessary to request records).  Consents under clause (b) or clause (c) above may be given orally or by email by Jean Dorans (312-798-6007/jean.dorans@trz.com) or John Murray (704-350-0867/john.murray@trz.com).  Seller shall have the right, at its option, to cause a representative of Seller to be present at all inspections, reviews and examinations conducted hereunder.  Buyer shall schedule any entry (by it or its designees) onto the Property in advance with Seller.  In the event of any termination hereunder (other than by reason of Seller’s default), Buyer shall return all documents and other materials furnished by Seller hereunder and at Seller’s written request, Buyer shall promptly deliver to Seller true, accurate and complete copies of any written reports relating to the Property prepared for or on behalf of Buyer by any third party.  The “Confidentiality Agreement” (as hereinafter defined), if any, is hereby incorporated by this reference and shall apply to all information or data received or discovered in connection with any of the foregoing inspections, reviews or examinations.

4.2.2        Required Audit.  Buyer has advised Seller that Buyer or its potential assignee (“Potential Assignee”) must cause to be prepared up to three (3) years of audited financial statements in respect of the Property in compliance with the policies of Buyer or the Potential Assignee, respectively, and certain laws and regulations, including Securities and Exchange Commission Regulation S-X. Seller shall use commercially reasonable efforts to cooperate with Buyer’s or Potential Assignee’s auditors in the preparation of such audited financial statements (it being understood and agreed that the foregoing covenant shall survive the Closing for a period of one (1) year). Without limiting the generality of the preceding sentence (a) Seller shall, during normal business hours and after reasonable prior notice, allow Buyer’s and Potential Assignee’s auditors reasonable access to such books and records maintained by Seller (and Seller’s manager of the Property) in respect of the Property as necessary to prepare such audited financial statements; (b) Seller shall use commercially reasonable efforts (and, as used in this Agreement, commercially reasonable efforts shall not include any obligation to institute legal proceedings or to expend any monies) to provide to Buyer and Potential Assignee such financial information and supporting documentation as are necessary for such auditors to prepare audited financial statements; (c) if Buyer, Potential Assignee or such auditors require any information that is in the possession of the party from which Seller purchased the Property, Seller shall contact such prior owner of the Property and use commercially reasonable efforts to obtain from such party the information requested; (d) Seller will make available for interview by Buyer, the Potential Assignee and their respective auditors the manager of the Property or other agents or representatives of Seller responsible for the day-to-day operation of the Property and the keeping of the books and records in respect of the operation of the Property; and (e) if Seller has audited financial statements with respect to the Property, Seller shall promptly provide Buyer’s or Potential Assignee’s auditors with a copy of such audited financial statements. If after the Closing Date Seller obtains an audited financial statement in respect of the Property for a fiscal period prior to the Closing Date that was not completed as of the Closing Date, then Seller shall promptly provide Buyer and Potential Assignee with a copy of such audited financial statement, and the foregoing covenant shall survive Closing for a period of one (1) year.  Notwithstanding the foregoing, (x) in no event shall Seller have any obligation to institute legal proceedings or to expend any monies in connection with its obligations under this Section 4.2.2, (y) Buyer shall reimburse Seller for Seller’s out-of-pocket costs in connection with this Section 4.2.2, and (z) in no event shall Buyer be obligated to provide or make available any Excluded Materials.

4.3           Existing Financing Matters.  The Property is subject to certain encumbrances which secure the “Existing Loans” (as defined on Exhibit “E”).  The Existing Loans will come due upon the sale contemplated hereby and a portion of the Purchase Price will be used to repay or defease the Existing Loans in full.

4.4           Tenant Estoppel Certificates.  Receipt of estoppel certificates (“Tenant Estoppel Certificates”) from (i) the tenants (the “Required Tenants”) listed on Exhibit “F”, and (ii) a sufficient number of other tenants at the Property such that estoppel certificates shall have been received pursuant to clauses (i) and (ii) hereof with respect to not less than 70% of the total net rentable square footage of the Property covered by Leases in effect as of the Closing Date, in the form required under Section 4.4.1 (which do not disclose matters adverse to the Property, in any material respect, which are not set forth in the Leases), shall be a condition precedent to Buyer’s obligation to acquire the Property hereunder.  If on or before the Closing Date such condition is not satisfied (or waived by Buyer), then this Agreement shall terminate and Buyer shall be entitled to a refund of the Escrow Deposit (and no party hereto shall have any further obligation under this Agreement except under those provisions that expressly survive a termination of this Agreement).

4.4.1        Each Tenant Estoppel Certificate shall be substantially in the applicable form attached to Exhibit “F” (or if Seller, after using commercially reasonable efforts to obtain certificates in such form, is unable to obtain the same, then in the form, if any, prescribed in the applicable Lease); provided, however, that with respect to a Lease with a regional or national tenant, the form may also be the standard form generally used by such tenant.  In addition, any provisions of the applicable estoppel certificates respecting defaults, defenses, disputes, environmental matters, claims, offsets, credits, abatements, concessions and recaptures against rent and other charges may be limited to the actual knowledge of the applicable tenant.

4.4.2        Seller shall utilize commercially reasonable efforts (and, as used in this Agreement, commercially reasonable efforts shall not include any obligation to institute legal proceedings or to expend any monies) to obtain Tenant Estoppel Certificates from the tenant under each Lease.

4.4.3        Notwithstanding anything to the contrary herein, in the event Seller fails to obtain a Tenant Estoppel Certificate from any particular tenant under any Lease (after requesting the same):

(a)           In the case of a Tenant Estoppel Certificate to be obtained from a Required Tenant (or in the case of any other tenant, if Seller notifies Buyer that this Section 4.4.3 applies to such tenant), Seller may (but shall not be obligated to) give written notice (referencing this Section 4.4.3(a)) to Buyer stating that Seller has not obtained such Tenant Estoppel Certificate (together with a copy of the certificate, if any, Seller has obtained from such Tenant), in which event Buyer may terminate this Agreement by written notice to Seller at any time prior to the earlier to occur of the Closing Date or five (5) business days after receipt of Seller’s notice (in which case the Escrow Deposit shall be returned to Buyer and no party hereto shall have any further obligation under this Agreement except under those provisions that expressly survive a termination of this Agreement) and if Buyer fails to terminate within such period, Buyer shall be deemed (except for purposes of clause (b) below) to have received a Tenant Estoppel Certificate with respect to such Tenant for purposes of satisfying the condition under this Section 4.4; and

(b)           In the case of a Tenant Estoppel Certificate to be obtained from a tenant other than a Required Tenant, Seller may (but shall not be obligated to) deliver to Buyer on the Closing Date a certificate (the “Seller Tenant Certificate”) in the applicable form attached as Exhibit “F” executed by Seller, certifying that the information set forth in the Tenant Estoppel Certificate prepared for such tenant, to Seller’s “knowledge” (as defined in Section 7.4), is correct in all material respects, and in such event, Seller shall be deemed to have delivered a Tenant Estoppel Certificate with respect to such tenant (except in the case of a Required Tenant) for purposes of satisfying the condition under this Section 4.4.  Any Seller Tenant Certificate shall be subject to the limitations set forth in Section 7.3 and Section 10.2.

4.5           Performance by Seller.  The performance and observance, in all material respects, by Seller of all covenants and agreements of this Agreement to be performed or observed by Seller prior to or on the Closing Date shall be a condition precedent to Buyer’s obligation to purchase the Property.  Without limitation on the foregoing, in the event that the “Seller Closing Certificate” (as hereinafter defined) shall disclose any material exceptions to the representations and warranties of Seller contained in this Agreement (other than matters (1) expressly permitted by the terms of this Agreement or (2) known to Buyer on or prior to the date of this Agreement), then Buyer shall have the right to terminate this Agreement upon prior written notice to Seller and the Escrow Deposit shall be returned to Buyer.

4.6           Performance by Buyer.  The performance and observance, in all material respects, by Buyer of all covenants and agreements of this Agreement to be performed or observed by it prior to or on the Closing Date (excluding the obligation to deliver the Purchase Price so long as Buyer is ready, willing and able to do so) shall be a condition precedent to Seller’s obligation to sell the Property.  Without limitation on the foregoing, in the event that the “Buyer Closing Certificate” (as hereinafter defined) shall disclose any material exceptions to the representations and warranties of Buyer contained in this Agreement which are not expressly permitted by the terms of this Agreement, then Seller shall have the right to terminate this Agreement.

4.7           Ground Lease Consents.  Seller and Buyer shall have obtained a written consent from the respective ground lessor under each of the Ground Leases in form reasonably satisfactory to Seller and Buyer with respect to the purchase contemplated by this Agreement.  The immediately preceding sentence shall be for the benefit of both Seller and Buyer.  Seller shall use commercially reasonable efforts to obtain (a) estoppel certificates (“Ground Lease Estoppel Certificates”) from the ground lessor under each of the Ground Leases concerning the ground lessor’s knowledge as to certain material terms of the respective Ground Lease (i.e., no default, and Ground Lease is in full force and effect), and (b) a consent (the “Parking License Consent”) from the licensor under the Parking License in form reasonably satisfactory to Seller and Buyer with respect to the purchase contemplated by this Agreement; provided that neither the receipt of such Ground Lease Estoppel Certificates nor the Parking License Consent shall be a condition precedent to Buyer’s obligation to acquire the Property hereunder.

4.8           Merger.  The obligations of Buyer and Seller under this Agreement are conditioned upon the closing of the Merger on or before the Closing Date.  If such closing fails to occur, then this Agreement may be terminated at the election of either Buyer or Seller upon written notice to the other party, and if this Agreement shall be terminated under this Section 4.8, the Escrow Deposit shall be refunded to Buyer, and no party shall have any further obligation under this Agreement except for those provisions that expressly survive a termination of this Agreement.

4.9           Waiver of ROFO.  On or prior to the Closing Date, Seller shall have provided Buyer with evidence reasonably satisfactory to Buyer that Bank of America, N.A. (“Tenant”) has waived (either through a writing or by its failure to timely respond) its right of first offer (i.e., its right to purchase the Property pursuant to the Office Lease for Bank of America Plaza, Charlotte, North Carolina, dated December 21, 2005, between Trizec Holdings, LLC and Tenant [the “BofA Lease”]) with respect to the purchase contemplated by this Agreement.  This Section 4.9 shall be for the benefit of both Seller and Buyer.

5.             Closing Procedure.  The closing (the “Closing”) of the sale and purchase herein provided shall occur on the Closing Date.  As used herein, the “Closing Date” means October 4, 2006.

5.1           Escrow.  The Closing shall be accomplished pursuant to escrow instructions (the “Escrow Instructions”) among Buyer, Seller and the Escrow Agent in the form of Exhibit “G”, which Buyer and Seller shall execute concurrently herewith.

5.2           Closing Deliveries.  The parties shall deliver to the Escrow Agent the following:

5.2.1        Seller Deliveries.  At least three (3) business days prior to the Closing Date, Seller shall deliver to the Escrow Agent the following:

(a)           A duly executed and acknowledged special warranty deed (the “Deed”) in the form of Exhibit “H”;

(b)           A duly executed original bill of sale, assignment and assumption agreement (the “Assignment and Assumption”) in the form of Exhibit “I”;

(c)           A duly executed original certificate of Seller (the “Seller Closing Certificate”) in the form of Exhibit “J” updating the representations and warranties contained in this Agreement to the Closing Date, which shall not disclose any material exceptions unless they (i) are expressly permitted by this Agreement, (ii) could not reasonably be avoided by Seller, or (iii) are known to Buyer on or prior to the date of this Agreement;

(d)           A duly executed original certificate of “non-foreign” status in the form of Exhibit “K” and any required state certificate that is sufficient to exempt Seller from any state withholding requirement with respect to the sale contemplated by this Agreement;

(e)           Evidence reasonably satisfactory to Buyer that any property management agreement or leasing brokerage agreement affecting the Property has been terminated effective as of the Closing;

(f)            Duly executed notices to each of the tenants under the Leases (“Tenant Notices”), in the form of Exhibit “L”, addressed to each of such tenants;

(g)           Evidence reasonably satisfactory to Buyer and the Escrow Agent respecting the due organization of Seller and the due authorization and execution by Seller of this Agreement and the documents required to be delivered hereunder;

(h)           To the extent they are then in Seller’s possession, and have not theretofore been delivered to Buyer:  (i) any plans and specifications for the Improvements; (ii) all unexpired warranties and guarantees which Seller has received in connection with any work or services performed with respect to, or equipment installed in, the Improvements; (iii) all keys and other access control devices for the Improvements; (iv) originals of all Leases, all correspondence to or from any tenants relating to the Leases; and (v) originals of all Service Agreements that will remain in effect after the Closing and all correspondence and other books and records (but expressly excluding any Excluded Materials) relating to the ongoing operations and maintenance of the

Property (which materials under this clause (h) may be either delivered at Closing or left at the management office at the Property);

(i)            Such additional documents as may be reasonably required by Buyer and the Escrow Agent in order to consummate the transactions hereunder (provided the same do not increase in any material respect the costs to, or liability or obligations of, Seller in a manner not otherwise provided for herein); and

(j)            a duly executed and acknowledged assignment and assumption of Ground Lease (the “Ground Leasehold Assignment”) in the form of Exhibit “W”, with respect to each of the Ground Leases.

5.2.2        Buyer Deliveries.  At least three (3) business days prior to the Closing Date (except as to the Closing Payment, which shall be delivered no later than 11:00 A.M. local time on the Closing Date), Buyer shall deliver to the Escrow Agent the following:

(a)           The Closing Payment by wire transfer of immediately available federal funds;

(b)           A duly executed original Assignment and Assumption;

(c)           A duly executed original certificate of Buyer (“Buyer Closing Certificate”) in the form of Exhibit “M” updating the representations and warranties contained in this Agreement to the Closing Date which (i) shall not disclose any material exceptions unless they are expressly permitted by this Agreement or could not reasonably be avoided by Buyer and (ii) confirm the release and other provisions therein contained;

(d)           Duly executed Tenant Notices;

(e)           Evidence reasonably satisfactory to Seller and the Escrow Agent respecting the due organization of Buyer and the due authorization and execution by Buyer of this Agreement and the documents required to be delivered hereunder;

(f)            Such additional documents as may be reasonably required by Seller and the Escrow Agent in or to consummate the transactions hereunder (provided the same do not increase in any material respect the costs to, or liability or obligations of, Buyer in a manner not otherwise provided for herein); and

(g)           a duly executed and acknowledged original Ground Lease Assignment with respect to each of the Ground Leases.

5.2.3        Mutual Deliveries.  At least two (2) business days prior to the Closing Date, Buyer and Seller shall mutually execute and deliver to the Escrow Agent, the following:

(a)           A Closing Statement reflecting the Purchase Price, and the adjustments and prorations required hereunder and the allocation of income and expenses required hereby; and

(b)           Such transfer tax forms as required by state and local authorities.

5.3           Closing Costs.   Seller shall pay (1) all state and county transfer taxes payable in connection with the sale contemplated herein, and (2) 50% of all escrow charges.  Buyer shall pay (1) 50% of all escrow charges, (2) all title insurance premium costs for the Owner’s Policy it obtains, including all endorsements, (3) the costs to update the Survey, and (4) all fees, costs or expenses in connection with Buyer’s due diligence reviews hereunder.  Any other closing costs shall be allocated in accordance with local custom.  Seller and Buyer shall pay their respective shares of prorations as hereinafter provided.  Notwithstanding anything to the contrary herein, Buyer shall pay to Seller on the Closing Date, in addition to the Purchase Price, an amount equal to the “Seller Closing Cost Amount” (as hereinafter defined).  As used herein, the “Seller Closing Cost Amount” means (a) the closing costs Seller is obligated to pay under the first sentence of this Section 5.3, and (b) any brokerage commissions Seller is responsible to pay to Seller’s Broker. If Buyer assigns this Agreement, then notwithstanding anything to the contrary in this Agreement, including the provisions of Section 10.7, or the instrument effecting such assignment (including any assumption therein contained), the assignee shall have no obligation (and the assignor shall not be released from the obligation) to make such payment. For purposes of greater clarity, if Buyer assigns this Agreement, then such obligation of Buyer to pay the Seller Closing Cost Amount shall be deemed excluded from any assumption by the assignee of the obligations of Buyer under this Agreement (notwithstanding the terms of such assumption), and the assignor shall remain liable for such obligation (it being the intent of the parties that only the initial Buyer under this Agreement shall be responsible for payment of the Seller Closing Cost Amount).

5.4           Prorations.

5.4.1        Items to be Prorated.  The following shall be prorated between Seller and Buyer as of the Closing Date (on the basis of the actual number of days elapsed over the applicable period), with Buyer being deemed to be the owner of the Property during the entire day on the Closing Date and being entitled to receive all operating income of the Property, and being obligated to pay all operating expenses of the Property, with respect to such day:

(a)           All non-delinquent real estate and personal property taxes and assessments on the Property assessed or levied during the current year (whether payable before or after Closing).  Seller shall be responsible for the payment of any real estate and personal property taxes that are delinquent as of the date before Closing.  In no event shall Seller be charged with or be responsible for any increase in the taxes on the Property resulting from the sale of the Property contemplated by this Agreement or from any improvements made or leases entered into on or after the Closing Date.  If any assessments on the Property are payable in installments, then the installment allocable to the current period shall be prorated (with Buyer being allocated the obligation to pay any installments due after the Closing Date).  All real estate and personal property taxes shall be prorated on a calendar year basis.

(b)           All fixed and additional rentals under the Leases, security deposits (except as hereinafter provided) and other tenant charges.  Seller shall deliver or provide a credit in an amount equal to all prepaid rentals for periods after the Closing Date and all refundable cash security deposits (to the extent the foregoing were made by tenants under the Leases and are not applied or forfeited prior to the date of this Agreement) to Buyer on the Closing Date.  Seller shall also transfer to Buyer any security deposits which are held in the form of letters of credit (the “SD Letters of Credit”) if the same are transferable; if any of the SD Letters of Credit are not transferable, Seller shall request the tenants obligated under such SD Letters of Credit to cause new letters of credit to be issued in favor of Buyer in replacement thereof and in the event such a new letter of credit is not issued in favor of Buyer by Closing, Buyer shall diligently pursue such replacement after Closing and Seller shall take all reasonable action, as directed by Buyer and at Buyer’s expense, in connection with the presentment of such SD Letters of Credit for payment as permitted under the terms of the applicable Lease, and in consideration of Seller’s agreement as aforesaid, Buyer shall indemnify, defend and hold Seller harmless from any liability, damage, loss, cost or expense resulting from an alleged wrongful drawing upon any of the SD Letters of Credit after the Closing.  Rents which are delinquent (or payable but unpaid) as of the Closing Date shall not be prorated on the Closing Date.  Until the date that is 12 months after the Closing, Buyer shall include such delinquencies (or unpaid amounts) in its normal billing and shall pursue the collection thereof in good faith after the Closing Date (but Buyer shall not be required to litigate or declare a default in any Lease).  To the extent Buyer receives rents (or income in connection with other tenant charges) on or after the Closing Date, such payments shall be applied first toward the rent (or other tenant charge) for the month in which the Closing occurs (but, with respect to any rent or other income payable to Seller pursuant to this clause for the period prior to Closing, only as to payors who, as of the Closing, are not delinquent beyond the grace period provided in the applicable Lease or other document), then to the rent (or other tenant charge) owed to Buyer in connection with the applicable Lease or other document for which such payments are received, and then to any delinquent rents (or other tenant charges) owed to Seller, with Seller’s share thereof being promptly delivered to Seller; provided, however, that any year-end or similar reconciliation payment shall be allocated as hereinafter provided.  Buyer may not waive any delinquent (or unpaid) rents or modify a Lease so as to reduce or otherwise affect amounts owed thereunder for any period in which Seller is entitled to receive a share of charges or amounts without first obtaining Seller’s written consent.  After such 12-month period, Seller hereby reserves the right to pursue any remedy for damages against any tenant owing delinquent rents and any other amounts to Seller (but shall not be entitled to terminate any lease or any tenant’s right to possession).  Buyer shall reasonably cooperate with Seller, at no material out-of-pocket cost to Buyer, in any collection efforts hereunder (but shall not be required to litigate or declare a default under any Lease).  With respect to delinquent or other uncollected rents and any other amounts or other rights of any kind respecting tenants who are no longer tenants of the Property as of the Closing Date, Seller shall retain all rights relating thereto.

(c)           Notwithstanding anything to the contrary herein, tenant reimbursements for real estate taxes shall be prorated as follows:  Seller shall be entitled to all such reimbursements payable prior to the Closing Date and Buyer shall be entitled to all such reimbursements payable on or after the Closing Date; provided that (1) if such reimbursements are payable on a monthly, quarterly or annual basis, then the reimbursement payable in the month, quarter or year, respectively, in which the Closing Date occurs shall be prorated based upon the number of days in such month, quarter or year that are prior to the Closing Date (as to Seller) and the number of days in such month, quarter or year that are on or after the Closing Date (as to Buyer), and (2) any adjustment (with respect to such a reimbursement) payable after the Closing Date shall be allocated in the same manner as the reimbursement itself.

(d)           When the actual amounts of “Other Reimbursable Tenant Expenses” (as hereinafter defined) for the year in which the Closing occurs have been determined and the annual reconciliation payments are due, Buyer shall use reasonable efforts to collect from the tenants of the Property any underpayment of Other Reimbursable Tenant Expenses then payable by the tenants and pay to Seller Seller’s share of said underpayment promptly upon collection thereof.  As used herein, the term “Other Reimbursable Tenant Expenses” shall mean payments required to be paid by tenants under Leases for such tenant’s share of insurance, common area maintenance and other operating expenses of the Property (other than real estate taxes).  If more amounts have been collected from tenants for Other Reimbursable Tenant Expenses than have been incurred for Other Reimbursable Tenant Expenses, Seller will promptly pay to Buyer Seller’s share of such excess collected amount as and when such Other Reimbursable Tenant Expenses are determined.  Seller’s “share” of Other Reimbursable Tenant Expenses shall be determined by comparing the amounts collected by Seller from tenants on account of Other Reimbursable Tenant Expenses for the period commencing on January 1, 2006 and ending on the Closing Date to the actual Other Reimbursable Tenant Expenses paid or incurred by Seller during such period.

(e)           All operating expenses; however, there will be no prorations for debt service, insurance premiums or payroll (because Buyer is not acquiring Seller’s financing, insurance or employees).

(f)            Buyer shall transfer all utilities to its name as of the Closing Date, and where necessary, post deposits with the utility companies.  Seller shall use commercially reasonable efforts to cause all utility meters to be read as of the Closing Date.  Seller shall be entitled to recover any and all deposits held by any utility company as of the Closing Date.  All charges for utilities shall be prorated outside of the escrow contemplated herein within sixty (60) days after the Closing Date.

(g)           If the Closing occurs, Buyer shall be responsible for the payment (or, in the case of any amounts payable prior to Closing, the reimbursement to Seller) of (A) all “Tenant Inducement Costs” (as hereinafter defined) and “Commissions” (as hereinafter defined) which become due and payable (whether before or after Closing) as a result of (1) any “New Leases” (i.e., Leases entered into during the “Lease Approval Period”, as hereinafter defined, in accordance with this Agreement), (2) amendments (“New Amendments”) entered into during the Lease Approval Period in accordance with this Agreement to renew, extend, expand or otherwise amend “Existing Leases” (i.e., Leases existing as of the date of this Agreement) or New Leases, or (3) any options under Existing Leases exercised by tenants during the Lease Approval Period, but in each case under clause (1), (2) or (3) above, only to the extent such Tenant Inducement Costs and Commissions are set forth in the applicable Lease or Exhibit “N” (the “Leasing Cost Exhibit”) or in the case of a New Lease or New Amendment are otherwise disclosed in writing to Buyer prior to the approval of the applicable New Lease or New Amendment, (B) all Tenant Inducement Costs and Commissions as a result of renewals, extensions, or expansions occurring on or after the Closing Date of Existing Leases or New Leases, but only to the extent such Tenant Inducement Costs and Commissions are set forth in the applicable Lease or Leasing Cost Exhibit or, in the case of a New Lease or New Amendment, are otherwise disclosed in writing to Buyer prior to the approval of such New Lease or New Amendment, and (C) all other Tenant Inducement Costs and Commissions that are identified on the Leasing Cost Exhibit as Buyer’s responsibility.  If, as of the Closing Date, Seller shall have paid any Tenant Inducement Costs or Commissions for which Buyer is responsible pursuant to the foregoing provisions, Buyer shall reimburse Seller therefor at Closing. Seller shall pay, prior to Closing, or credit Buyer at Closing (to the extent unpaid) all Commissions and Tenant Inducement Costs that are identified on the Leasing Cost Exhibit as Seller’s responsibility; and any other Commissions and Tenant Inducement Costs relating to Existing Leases, New Leases or New Amendments that are not Buyer’s responsibility under this Section 5.4.1(g); and (subject to the reimbursement obligations set forth above), Seller shall pay when due all Commissions and Tenant Inducement Costs payable after the date hereof and prior to Closing.  As used herein (a) “Commissions” shall mean all brokerage commissions, finder’s fees or other similar compensation payable by the landlord under a Lease in connection with such Lease and (b) “Tenant Inducement Costs” shall mean any out-of-pocket payments required under a Lease to be paid by the landlord thereunder to or for the benefit of the tenant thereunder which are in the nature of a tenant inducement, including tenant improvement costs, lease buyout costs and moving, design, refurbishment and club membership allowances.  The term “Tenant Inducement Costs” shall not include loss of income resulting from any free rental period, it being agreed that Seller shall bear the loss resulting from any free rental period until the Closing Date and that Buyer shall bear such loss from and after the Closing Date.  For purposes hereof, the term “Lease Approval Period” shall mean the period from the date of this Agreement until the Closing Date.

(h)           If any tenant of the Property is obligated to pay percentage rent based upon the calendar year or lease year in which the date of Closing occurs (the “Percentage Rent Year”), Buyer shall, within thirty (30) days after receipt of such payment with respect to the Percentage Rent Year, remit to Seller that portion which is equal to the number of days which elapsed between the commencement date of the Percentage Rent Year for each such tenant, and the Closing Date, and the total number of days in such Percentage Rent Year.  If Seller has received payments of percentage rent based on any Percentage Rent Year in which the date of Closing occurs, in excess of Seller’s share as calculated as set forth above in this Section 5.4.1(h), it shall promptly pay such excess to Buyer.  Notwithstanding any other provision hereof, the obligations of the parties under this Section 5.4.1(h) will survive until the date which is three (3) months after the last date on which any percentage rent was due and payable from any tenant of the Property with respect to the Percentage Rent Year.

(i)            All rent payable under the Ground Leases and the Parking License shall be prorated between Seller and Buyer as of the Closing Date on an accrual basis, based on the actual number of days in the month during which the Closing Date occurs. Seller shall be responsible for all rent payable under the Ground Leases and the Parking License attributable to the period before the Closing Date and Buyer shall be responsible for all rent payable under the Ground Leases and the Parking License attributable to the period on and after the Closing Date.

5.4.2        Calculation.  The prorations and payments shall be made on the basis of a written statement submitted to Buyer and Seller by the Escrow Agent prior to the Closing and approved by Buyer and Seller.  In the event any prorations or apportionments made under this Section 5.4 shall prove to be incorrect for any reason, then any party shall be entitled to an adjustment to correct the same.  Any item which cannot be finally prorated because of the unavailability of information shall be tentatively prorated on the basis of the best data then available and reprorated when the information is available.  The obligations of Seller and Buyer under this Section 5.4 shall survive the Closing until the end of the “Survival Period” (as hereinafter defined).  Notwithstanding the foregoing, as soon as reasonably practicable after the end of the calendar year in which the Closing occurs, Buyer shall deliver an accounting and substantiation reasonably acceptable to Seller covering all prorations under this Section 5.4, including any year-end or similar reconciliations.

6.             Condemnation or Destruction of Property.  In the event that, after the date hereof but prior to the Closing Date, either any portion of the Property is taken pursuant to eminent domain proceedings or any of the improvements on the Property are damaged or destroyed by any casualty, Seller shall be required to give Buyer prompt written notice of the same but shall have no obligation to repair or replace any such damage, destruction or taken property.  Seller shall, upon consummation of the transaction herein provided, assign to Buyer (except to the extent any condemnation proceeds or insurance proceeds are attributable to lost rents or other items applicable to any period prior to the Closing) all claims of Seller respecting any condemnation or casualty insurance coverage, as applicable, and all condemnation proceeds or proceeds from any such casualty insurance received by Seller on account of any casualty (except to the extent required for collection costs or repairs by Seller prior to the Closing Date), as applicable.  In connection with any assignment of insurance proceeds hereunder, Seller shall credit Buyer with an amount equal to the applicable deductible amount under Seller’s insurance (but not more than the amount by which (x) the cost as of the Closing Date to repair the damage is greater than (y) the insurance proceeds and coverage to be assigned to Buyer).  In the event the condemnation award or the cost of repair of damage to the Property on account of a casualty, as applicable, shall exceed 2% of the Purchase Price (or if a casualty is uninsured, and Seller does not elect to credit Buyer with an amount equal to the cost to repair such uninsured casualty, Seller having the right, but not the obligation, to do so), Buyer may, at its option, terminate this Agreement by notice to Seller, given on or before the Closing Date, whereupon Buyer shall receive a refund of the Escrow Deposit (and no party hereto shall have any further obligation in connection herewith except under those provisions that expressly survive a termination of this Agreement).

7.             Representations, Warranties and Covenants.

7.1           Representations and Warranties of Seller.  Seller hereby represents and warrants to Buyer that:

(a)           Leases.  There are no leases of space in the Property or other agreements to occupy all or any portion of the Property, which will be in force after the Closing and under which Seller is the landlord (whether by entering into the leases or acquiring the Property subject to the leases) other than the Leases.  As used herein, “Leases” means, collectively, (x) the leases listed on Exhibit “O” (the “Lease Exhibit”), including amendments thereto entered into in accordance with this Agreement and (y) the leases of space in the Property (including amendments thereto) entered into in accordance with this Agreement.  To Seller’s knowledge, all of the Leases are in full force and effect.  None of the Leases has been amended except as set forth in the Lease Exhibit.  To Seller’s knowledge, neither Seller nor any tenant is in monetary default or has given written notice of any material non-monetary default under any of the Leases, except as set forth on Exhibit “P”.  To Seller’s knowledge, as of the Closing, there shall be no unpaid Commissions or Tenant Inducement Costs which Seller is obligated to pay (before or after Closing) with respect to any Leases in effect as of the Closing, except for the following (i) those payable in connection with renewals, extensions, permitted amendments and expansions occurring after the date of this Agreement with respect to Existing Leases (provided that such obligations are set forth in the applicable Lease or in the Leasing Cost Exhibit), (ii) those credited to Buyer at Closing under Section 5.4.1(g), (iii) those payable in connection with new Leases or amendments which are permitted hereunder (which have been disclosed in writing to Buyer prior to the approval of a Lease or amendment approved or deemed approved during the Lease Approval Period), and (iv) all other Commissions and Tenant Inducement Costs listed on the Leasing Cost Exhibit.  To Seller’s knowledge, as of the date hereof, there are no Tenant Inducement Costs or Leasing Commissions that are payable and unpaid except to the extent identified on the Leasing Cost Exhibit as “Currently Outstanding Costs”.

(b)           Litigation.  Other than litigation involving routine slip and fall matters which are covered by insurance (and as to which Seller shall remain responsible), to Seller’s knowledge, there is no pending (nor has Seller received any written notice of any threatened) action, litigation, condemnation or other proceeding against the Property or against Seller with respect to the Property.

(c)           Compliance.  Except as set forth on Exhibit “Q”, Seller has received no written notice from any governmental authority having jurisdiction over the Property to the effect that the Property is not in compliance with applicable laws and ordinances other than notices of non-compliance which have been remedied.

(d)           Service Agreements.  Seller has not entered into any service agreements, equipment leasing contracts or other contracts relating to the Property which will be in force after the Closing, except for the Leases, the Ground Leases, the Parking License, the Service Agreements, contracts recorded in the official records of the County in which the Property is located, and “Excluded Contracts” (as hereinafter defined).  To Seller’s knowledge, Seller is not in monetary default and neither party has given written notice of any material non-monetary default under the Service Agreements.  As used herein, the “Service Agreements” means, collectively, (a) the contracts described in Exhibit “R”, (b) service or equipment leasing contracts (other than Excluded Contracts) which are cancelable without penalty on thirty (30) days’ or less notice, and (c) service or equipment leasing contracts entered into in accordance with this Agreement.  As used herein, “Excluded Contracts” means Seller’s contracts for (i) insurance; (ii) the engagement of attorneys or accountants; or (iii) the Merger Agreement and the other Merger Documents that do not relate exclusively to the Property.  The Excluded Contracts are not being assigned to or assumed by Buyer hereunder.

(e)           Due Authority.  This Agreement and all agreements, instruments and documents herein provided to be executed or to be caused to be executed by Seller are and on the Closing Date will be duly authorized, executed and delivered by and are binding upon Seller.  Seller is a Delaware limited liability company, duly organized and validly existing and in good standing under the laws of such state, and is duly authorized and qualified to do all things required of it under this Agreement.  Seller has the capacity and authority to enter into this Agreement and consummate the transactions herein provided without the consent or joinder of any other party (except as otherwise may be set forth in this Agreement).

(f)            No Conflict.  To Seller’s knowledge, except with respect to Tenant’s right of first offer under the BofA Lease and any consents required under the Ground Leases and the Parking License, neither this Agreement nor any agreement, document or instrument executed or to be executed in connection with the same, nor anything provided in or contemplated by this Agreement or any such other agreement, document or instrument, does now or shall hereafter breach, violate, invalidate, cancel, make inoperative or interfere with, or result in the acceleration or maturity of, any agreement, document, instrument, right or interest, or applicable law affecting or relating to Seller or the Property.

(g)           Environmental Matters.  To Seller’s knowledge, Exhibit “S” constitutes all of the third party reports relating to Hazardous Materials at the Property in its possession or control.   The term “Hazardous Material” shall mean asbestos, petroleum products, and any other hazardous waste or substance which has, as of the date hereof, been determined to be hazardous or a pollutant by the U.S. Environmental Protection Agency, the U.S. Department of Transportation, or any instrumentality authorized to regulate substances in the environment which has jurisdiction over the Property.

(h)           Ground Leases.  To Seller’s knowledge, Exhibit “X” contains a true and complete list of the documents comprising each of the Ground Leases.  To Seller’s knowledge, each of the Ground Leases is in full force and effect.  To Seller’s knowledge, none of the Ground Leases has been amended except as set forth in Exhibit “X.”  To Seller’s knowledge, neither Seller nor any ground lessor is in monetary default or has given written notice of any material non-monetary default under any of the Ground Leases.

(i)            Parking License.  To Seller’s knowledge, Exhibit “Y” contains a true and complete list of the documents comprising the Parking License.  To Seller’s knowledge, the Parking License is in full force and effect.  To Seller’s knowledge, the Parking License has not been amended except as set forth in Exhibit “Y.”  To Seller’s knowledge, neither Seller nor licensor is in monetary default or has given written notice of any material non-monetary default under the Parking License.

7.2           Representations and Warranties of Buyer.  Buyer hereby represents and warrants to Seller that this Agreement and all agreements, instruments and documents herein provided to be executed or to be caused to be executed by Buyer are and on the Closing Date will be duly authorized, executed and delivered by and are binding upon Buyer; Buyer is a limited liability company, duly organized and validly existing and in good standing under the laws of the State of Delaware, and is duly authorized and qualified to do all things required of it under this Agreement; and Buyer has the capacity and authority to enter into this Agreement and consummate the transactions herein provided without the consent or joinder of any other party (except as otherwise may be set forth in this Agreement).  To Buyer’s knowledge, neither this Agreement nor any agreement, document or instrument executed or to be executed in connection with the same, nor anything provided in or contemplated by this Agreement or any such other agreement, document or instrument, does now or shall hereafter breach, violate, invalidate, cancel, make inoperative or interfere with, or result in the acceleration or maturity of, any agreement, document, instrument, right or interest, or applicable law affecting or relating to Buyer.

7.3           Survival.  The foregoing representations and warranties and all other obligations, provisions and liabilities under this Agreement or any certificate delivered in connection herewith (including any cause of action by reason of a breach thereof) shall survive until the date that is nine (9) months after the Closing Date (the period beginning on the date hereof and ending on such date being herein called the “Survival Period”), at which time such representations and warranties, covenants, obligations, provisions and liabilities (and any cause of action resulting from a breach thereof not then in litigation) shall terminate (other than the obligations of Seller and Buyer under Section 4.2.2, which shall survive for one (1) year).  Notwithstanding the foregoing, Seller shall have no liability, and Buyer shall make no claim against Seller, for (and Buyer shall be deemed to have waived any failure of a condition hereunder by reason of) a failure of any condition or a breach of any representation or warranty, covenant or other obligation of Seller under this Agreement or any document executed by Seller in connection with this Agreement (including for this purpose any matter that would have constituted a breach of Seller’s representations and warranties had they been made on the Closing Date) if (a) the failure or breach in question constitutes or results from a condition, state of facts or other matter that was known to Buyer on or prior to the date of this Agreement, or (b) the failure or breach in question constitutes or results from a condition, state of facts or other matter that was known to Buyer prior to Closing and Buyer proceeds with the Closing.

7.4           Knowledge.

(1)           Definition.  When a statement is made under this Agreement to the “knowledge” of a party (or other similar phrase), it means that none of the Designated Representatives of such party has any actual knowledge (without further investigation) of any facts indicating that such statement is not true.  Each Designated Representative shall be deemed to have actual knowledge of any matter received by such Designated Representative in writing.  None of the Designated Individuals shall have any personal liability under this Agreement.

(2)           Designated Representatives.  The “Designated Representatives” are limited to the following individuals:

(a)           for Seller:  Ms. Jean Dorans and Mr. John Murray; and

(b)           for Buyer:  Mr. Anthony Myers.

7.5           Interim Covenants of Seller.  Until the Closing Date or the sooner termination of this Agreement:

7.5.1        Maintenance/Operation.  Seller shall maintain and operate the Property in substantially the same manner as prior hereto pursuant to its normal course of business (such maintenance obligations not including extraordinary capital expenditures or expenditures not incurred in such normal course of business), subject to reasonable wear and tear and further subject to destruction by casualty or other events beyond the reasonable control of Seller.  Without limitation of the foregoing, Seller shall use reasonable efforts to maintain its current insurance.

7.5.2        Service Contracts.  Seller shall not enter into, materially modify or terminate any additional service or equipment leasing contracts or other similar agreements relating to the Property or materially modify or terminate the Service Agreements without the prior consent of Buyer, which shall not be unreasonably withheld, except for service or equipment leasing contracts that are not material and are cancelable without penalty on thirty (30) days’ notice.  If Buyer fails to notify Seller in writing of Buyer’s objections within five (5) business days of Buyer’s receipt of the proposed modification, termination or new contract terms (and a request for Buyer’s approval), then Buyer shall be deemed to have approved the same.

7.5.3        Leases.  Seller shall have the right to continue to offer the Property for lease in the same manner as prior hereto pursuant to its normal course of business and, upon request, Seller shall keep Buyer reasonably informed as to the status of leasing prior to the Closing Date.  Seller shall not enter into any new leases or materially modify or terminate the then existing Leases without the consent of Buyer, which may be withheld in Buyer’s sole discretion.  If Buyer fails to notify Seller in writing of Buyer’s objections within five (5) business days of Buyer’s receipt of the proposed modification, termination or new lease terms (and a request for Buyer’s approval), then Buyer shall be deemed to have approved the same.  After the date hereof, Seller shall not apply any tenant security deposits to cure delinquencies under any Leases.

7.5.4        Ground Leases and Parking License.  Seller shall not materially modify or terminate the Ground Leases or the Parking License without the consent of Buyer, which may be withheld in Buyer’s sole discretion.  If Buyer fails to notify Seller in writing of Buyer’s objections within five (5) business days of Buyer’s receipt of the proposed modification or termination (and a request for Buyer’s approval), then Buyer shall be deemed to have approved the same.

7.6           Access to the Property.  Seller shall continue to give Buyer access to the Property in accordance with and subject to the provisions of Section 4.2.

7.7           Encumbrances.  Seller shall not encumber the Property with any mortgages, deeds of trust or other encumbrances except as expressly permitted above without Buyer’s consent (which shall not be unreasonably withheld as to easements, licenses  and similar documents required in the ordinary course of business).

7.8           Condominium Association Estoppel.  Seller shall use commercially reasonable efforts to obtain an estoppel certificate from the Trade Tryon Plaza Condominium Association concerning the association's knowledge as to certain material terms of the Declaration of Condominium for Trade Tryon Plaza Condominium which affects a portion of the Property (i.e., no default, and the Declaration is in full force and effect); provided that the receipt of such estoppel certificate shall not be a condition precedent to Buyer’s obligation to acquire the Property hereunder.

8.             DISCLAIMER; RELEASE.  AS AN ESSENTIAL INDUCEMENT TO SELLER TO ENTER INTO THIS AGREEMENT, AND AS PART OF THE DETERMINATION OF THE PURCHASE PRICE, BUYER ACKNOWLEDGES, THAT, EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN THIS AGREEMENT AND THE DOCUMENTS EXECUTED BY SELLER IN CONNECTION HEREWITH:

8.1           DISCLAIMER.

8.1.1        AS-IS; WHERE-IS.  THE SALE OF THE PROPERTY HEREUNDER IS AND WILL BE MADE ON AN “AS IS, WHERE IS” BASIS. SELLER HAS NOT MADE, DOES NOT MAKE AND SPECIFICALLY NEGATES AND DISCLAIMS ANY REPRESENTATIONS, WARRANTIES OR GUARANTIES OF ANY KIND OR CHARACTER WHATSOEVER, WHETHER EXPRESS OR IMPLIED, ORAL OR

WRITTEN, PAST, PRESENT OR FUTURE OF, AS TO, CONCERNING OR WITH RESPECT TO THE PROPERTY OR ANY OTHER MATTER WHATSOEVER.

8.1.2        SOPHISTICATION OF BUYER.  BUYER IS A SOPHISTICATED BUYER WHO IS FAMILIAR WITH THE OWNERSHIP AND OPERATION OF REAL ESTATE PROJECTS SIMILAR TO THE PROPERTY AND BUYER HAS OR WILL HAVE ADEQUATE OPPORTUNITY TO COMPLETE ALL PHYSICAL AND FINANCIAL EXAMINATIONS (INCLUDING ALL OF THE EXAMINATIONS, REVIEWS AND INVESTIGATIONS REFERRED TO IN SECTION 4) RELATING TO THE ACQUISITION OF THE PROPERTY HEREUNDER IT DEEMS NECESSARY, AND WILL ACQUIRE THE SAME SOLELY ON THE BASIS OF AND IN RELIANCE UPON SUCH EXAMINATIONS AND THE TITLE INSURANCE PROTECTION AFFORDED BY THE OWNER’S POLICY AND NOT ON ANY INFORMATION PROVIDED OR TO BE PROVIDED BY SELLER (INCLUDING ANY INFORMATION DELIVERED BY SELLER UNDER SECTION 4.2.2).

8.1.3        DUE DILIGENCE MATERIALS.  ANY INFORMATION PROVIDED OR TO BE PROVIDED WITH RESPECT TO THE PROPERTY IS SOLELY FOR BUYER’S CONVENIENCE AND WAS OR WILL BE OBTAINED FROM A VARIETY OF SOURCES.  SELLER HAS NOT MADE ANY INDEPENDENT INVESTIGATION OR VERIFICATION OF SUCH INFORMATION AND MAKES NO (AND EXPRESSLY DISCLAIMS ALL) REPRESENTATIONS AS TO THE ACCURACY OR COMPLETENESS OF SUCH INFORMATION.  SELLER SHALL NOT BE LIABLE FOR ANY MISTAKES, OMISSIONS, MISREPRESENTATION OR ANY FAILURE TO INVESTIGATE THE PROPERTY NOR SHALL SELLER BE BOUND IN ANY MANNER BY ANY VERBAL OR WRITTEN STATEMENTS, REPRESENTATIONS, APPRAISALS, ENVIRONMENTAL ASSESSMENT REPORTS, OR OTHER INFORMATION PERTAINING TO THE PROPERTY OR THE OPERATION THEREOF (INCLUDING ANY INFORMATION REQUIRED TO BE DELIVERED UNDER SECTION 4.2.2), FURNISHED BY SELLER, ITS MANAGER, OR BY ANY REAL ESTATE BROKER, AGENT, REPRESENTATIVE, AFFILIATE, DIRECTOR, OFFICER, SHAREHOLDER, EMPLOYEE, SERVANT OR OTHER PERSON OR ENTITY ACTING ON SELLER’S BEHALF (COLLECTIVELY, “SELLER RELATED PARTIES”).

8.2           RELEASE.  EFFECTIVE AS OF CLOSING, BUYER HEREBY RELEASES SELLER AND ALL SELLER RELATED PARTIES FROM ALL CLAIMS WHICH ANY BUYER OR ANY PARTY CLAIMING BY, THROUGH OR UNDER BUYER (A “BUYER RELATED PARTY”) HAS OR MAY HAVE AS OF CLOSING ARISING FROM OR RELATED TO ANY MATTER OR THING RELATED TO OR IN CONNECTION WITH THE PROPERTY INCLUDING THE PROPERTY INFORMATION, ANY INFORMATION DELIVERED UNDER SECTION 4.2.2, THE GROUND LEASES, THE PARKING LICENSE, THE LEASES AND THE TENANTS THEREUNDER, ANY CONSTRUCTION DEFECTS, ERRORS OR OMISSIONS IN THE DESIGN OR CONSTRUCTION AND ANY ENVIRONMENTAL CONDITIONS, AND BUYER SHALL NOT LOOK TO ANY SELLER RELATED PARTIES IN CONNECTION WITH THE FOREGOING FOR ANY REDRESS OR RELIEF.  THIS RELEASE SHALL BE GIVEN FULL FORCE AND EFFECT ACCORDING TO EACH OF ITS EXPRESSED TERMS AND

PROVISIONS, INCLUDING THOSE RELATING TO UNKNOWN AND UNSUSPECTED CLAIMS, DAMAGES AND CAUSES OF ACTION.  THE FOREGOING PROVISIONS OF THIS SECTION 8.2 SHALL NOT LIMIT, HOWEVER, THE OBLIGATIONS OF ANY SELLER RELATED PARTY UNDER THIS AGREEMENT AND THE MERGER AGREEMENT, AND THE DOCUMENTS EXECUTED IN CONNECTION HEREWITH AND THEREWITH.

8.3           SURVIVAL.  THIS SECTION 8 SHALL SURVIVE ANY TERMINATION OF THIS AGREEMENT AND THE CLOSING.

9.             Disposition of Escrow Deposit.

9.1           Default by Seller.  If the transaction herein provided shall not be closed by reason of Seller’s default under this Agreement or the failure of satisfaction of the conditions benefiting Buyer under Section 4 or the termination of this Agreement in accordance with Section 4 or 6, then the Escrow Deposit shall be returned to Buyer, and neither party shall have any further obligation or liability to the other (other than those obligations that expressly survive a termination of this Agreement); provided, however, if the transactions hereunder shall fail to close by reason of Seller’s default, then Buyer shall be entitled as its sole and exclusive remedy to either (1) specifically enforce this Agreement, but specific performance must be commenced within sixty (60) days after the Closing Date or be forever barred or (2) terminate this Agreement and obtain a return of the Escrow Deposit, but no other action, for damages or otherwise shall be permitted.

9.2           Default by Buyer.  In the event the transaction herein provided shall not close by reason of Buyer’s default (all conditions benefiting Buyer under Section 4 having been satisfied or waived in writing), then Seller may terminate this Agreement and (1) if there is an Escrow Deposit, then the Escrow Deposit shall be delivered to Seller as full compensation and liquidated damages under this Agreement for such failure to close, and (2) if there is no Escrow Deposit, then Buyer shall pay to Seller an amount (the “Liquidated Damages Amount”)  equal to 5% of the Purchase Price as full compensation and liquidated damages under this Agreement for such failure to close.  In connection with the foregoing, the parties recognize that Seller will incur expense in connection with the transaction contemplated by this Agreement and that the property will be removed from the market; further, that it is extremely difficult and impracticable to ascertain the extent of detriment to Seller caused by the breach by Buyer under this Agreement and the failure of the consummation of the transaction contemplated by this agreement or the amount of compensation Seller should receive as a result of Buyer’s breach or default, and that the Escrow Deposit  (or, if there is no Escrow Deposit, the Liquidated Damages Amount) represents the parties’ best current estimate of such detriment.  In the event the sale of the Property shall not be consummated on account of Buyer’s default, then the retention of the Escrow Deposit (or if there is no Escrow Deposit, payment of the Liquidated Damages Amount) shall be Seller’s sole and exclusive remedy under this Agreement by reason of such default, subject to the provisions of this Agreement that expressly survive a termination of this Agreement.  This Section 9.2 shall survive any termination of the Agreement.

9.3           Closing.  In the event the transaction herein provided shall close, the Escrow Deposit shall be applied as a partial payment of the Purchase Price.

10.           Miscellaneous.

10.1         Brokers.

10.1.1      Except for Eastdil Secured (“Broker”), Seller represents and warrants to Buyer, and Buyer represents and warrants to Seller, that no broker or finder has been engaged by it, respectively, in connection with the sale contemplated by this Agreement.  In the event of a claim for broker’s or finder’s fee or commissions in connection with the sale contemplated by this Agreement, then Seller shall indemnify, defend and hold harmless Buyer from the same if it shall be based upon any statement or agreement alleged to have been made by Seller, and Buyer shall indemnify, defend and hold harmless Seller from the same if it shall be based upon any statement or agreement alleged to have been made by Buyer.

10.1.2      If and only if the sale contemplated herein closes, Seller has agreed to pay a brokerage commission to Broker pursuant to a separate agreement.  Section 10.1.1 is not intended to apply to leasing commissions incurred in accordance with this Agreement.  Seller’s Broker shall have no rights by reason of this Agreement.

10.2         Limitation of Liability.

10.2.1      Notwithstanding anything to the contrary contained herein, if the Closing of the transactions hereunder shall have occurred:  (1) Seller shall have no liability to Buyer (and Buyer shall make no claim against Seller) for a breach of any representation or warranty or any other obligation of Seller, or for indemnification, under this Agreement or any certificate executed by Seller in connection with this Agreement, unless (a) the valid claims for all such breaches and indemnifications collectively aggregate to more than $100,000, and (b) the liability of Seller under this Agreement and such documents does not exceed, in the aggregate, an amount (the “Maximum Liability Amount”) equal to 3% of the Purchase Price (it being understood that, notwithstanding anything to the contrary in this Agreement or any other document, Seller’s liability under this Agreement and the documents executed by Seller in connection herewith shall in no event exceed, in the aggregate, the Maximum Liability Amount) and (2) in no event shall Seller be liable for any consequential or punitive damages.

10.2.2      The foregoing shall be in addition to, and not in limitation of, any further limitation of liability that might otherwise apply (whether by reason of Buyer’s waiver, relinquishment or release of any applicable rights or otherwise).

10.3         Exhibits; Entire Agreement; Modification.  All exhibits attached and referred to in this Agreement are hereby incorporated herein as if fully set forth in (and shall be deemed to be a part of) this Agreement.  This Agreement and the “Confidentiality Agreement” (which as used herein, means the confidentiality agreement, if any, signed by Buyer in favor of Seller with respect to the Property) contain the entire agreement between the parties respecting the matters herein set forth and supersedes all prior agreements between the parties hereto respecting such matters.  This Agreement may not be modified or amended except by written agreement signed by both parties.

10.4         Time of the Essence.  Time is of the essence of this Agreement.  However, whenever action must be taken (including the giving of notice or the delivery of documents) under this Agreement during a certain period of time (or by a particular date) that ends (or occurs) on a non business day, then such period (or date) shall be extended until the immediately following business day.  As used herein, “business day” means any day other than a Saturday, Sunday or federal or North Carolina or New York state holiday.

10.5         Interpretation.  Section headings shall not be used in construing this Agreement.  Each party acknowledges that such party and its counsel, after negotiation and consultation, have reviewed and revised this Agreement.  As such, the terms of this Agreement shall be fairly construed and the usual rule of construction, to the effect that any ambiguities herein should be resolved against the drafting party, shall not be employed in the interpretation of this Agreement or any amendments, modifications or exhibits hereto or thereto.  The words “herein”, “hereof”, “hereunder”, “hereby”, “this Agreement” and other similar references shall be construed to mean and include this Agreement and all amendments and supplements hereto unless the context shall clearly indicate or require otherwise.  Whenever the words “including”, “include” or “includes” are used in this Agreement, they shall be interpreted in a non-exclusive manner.  Except as otherwise indicated, all Exhibit and Section references in this Agreement shall be deemed to refer to the Exhibits and Sections in this Agreement.

10.6         Governing Law.  This Agreement shall be construed and enforced in accordance with the laws of the State of North Carolina.

10.7         Successors and Assigns.  This Agreement and the terms and provisions hereof shall inure to the benefit of and be binding upon the successors and assigns of the parties.  In the event the interest of Buyer under this Agreement is assigned before Closing, then the assignor shall remain liable for the obligations of Buyer under this Agreement; provided, however, that if the Closing occurs, then upon the later to occur of the assignment or such Closing, such assignor shall thereupon automatically be released from any obligation or liability assumed by such assignee.  Buyer shall cause any assignee (other than an affiliate of Buyer) to which it assigns this Agreement to (a) execute an assignment and assumption in the form of Exhibit “T” or otherwise in form reasonably satisfactory to Seller (which Seller and the assignor shall sign), and (b) sign a confidentiality agreement in the form of Exhibit “U”, with such changes thereto as may be reasonably requested by Buyer and reasonably approved by Seller.

10.8         Notices.  Any notice which a party is required or may desire to give the other party shall be in writing and may be delivered (1) personally, (2) by United States registered or certified mail, postage prepaid, (3) by Federal Express or other reputable courier service regularly providing evidence of delivery (with charges paid by the party sending the notice), or (4) by facsimile, provided that such telecopy shall be immediately followed by delivery of such notice pursuant to clause (1), (2) or (3) above.  Any such notice to a party shall be addressed at the respective address set forth below (subject to the right of a party to designate a different address for itself by notice similarly given).

To Buyer:

c/o Blackstone Real Estate Advisors
345 Park Avenue
New York, NY 10154
Attention:	Mr. Gary M. Sumers
Office (gen.):	(212) 583-5813
Facsimile:	(212) 583-5726

With Copy To:

Pircher, Nichols & Meeks
1925 Century Park East, Suite 1700
Los Angeles, California 90067
Attention: Real Estate Notices (JLB)
Telephone: (310) 201-8900
Telecopier: (310) 201-8922

To Seller:

c/o Trizec Properties, Inc.
10 South Riverside Plaza
Suite 1100
Chicago, Illinois 60601
Attention: Jean A. Dorans
Telephone No. (312) 798-6007
Fax No. (866) 300-8690

With Copy To:

DLA Piper US LLP
203 North Lasalle St.
Chicago, IL 60606
Attn. James Beard
Telephone: Phone: 312.368.2169 Fax: 312.630.7379

and

Goodwin Proctor LLP
Exchange Place
Boston, Massachusetts 02109-2881
Attention: Samuel L. Richardson, Esq.
Telecopier: (617) 227-8591
Telephone: (617) 570-1000

Service of any such notice or other communications so made shall be deemed effective on the day of actual delivery (whether accepted or refused) as evidenced by confirmed answerback if by facsimile

(provided that if any notice or other communication to be delivered by facsimile cannot be transmitted because of a problem affecting the receiving party’s facsimile machine, the deadline for receiving such notice or other communication shall be extended through the next business day), as shown by the addressee’s return receipt if by certified mail, and as confirmed by the courier service if by courier; provided, however, that if such actual delivery occurs after 5:00 p.m. (local time where received) or on a non-business day, then such notice or demand so made shall be deemed effective on the first business day after the day of actual delivery.  Except as provided in Section 4.2.1, no communications via electronic mail shall be effective to give any notice, request, direction, demand, consent, waiver, approval or other communications hereunder.

10.9         Third Parties.  Except as provided in Section 8.2, nothing in this Agreement, whether expressed or implied, is intended to confer any rights or remedies under or by reason of this Agreement on any person other than the parties hereto and their respective successors and assigns, and nothing in this Agreement is intended to relieve or discharge the obligation or liability of any third persons to any party to this Agreement, and no provision shall give any third parties any right of subrogation or action over or against any party to this Agreement.

10.10       Legal Costs.  The parties hereto agree that they shall pay directly any and all legal costs which they have incurred on their own behalf in the preparation of this Agreement, all deeds and other agreements pertaining to this transaction and that such legal costs shall not be part of the closing costs.  In addition, if either Buyer or Seller brings any suit or other proceeding, including an arbitration proceeding, with respect to the subject matter or the enforcement of this Agreement, the prevailing party (as determined by the court, agency, arbitrator or other authority before which such suit or proceeding is commenced), in addition to such other relief as may be awarded, shall be entitled to recover reasonable attorneys’ fees, expenses and costs of investigation actually incurred.  The foregoing includes attorneys’ fees, expenses and costs of investigation (including those incurred in appellate proceedings), costs incurred in establishing the right to indemnification, or in any action or participation in, or in connection with, any case or proceeding under Chapter 7, 11 or 13 of the Bankruptcy Code (11 United States Code Sections 101 et seq.), or any successor statutes.  The provisions of this Section 10.10 shall survive any termination of this Agreement.

10.11       Further Instruments.  Each party will, whenever and as often as it shall be requested so to do by the other, cause to be executed, acknowledged or delivered any and all such further instruments and documents as may be necessary or proper, in the reasonable opinion of the requesting party, in order to carry out the intent and purpose of this Agreement so long as the same imposes no material liability on such party.

10.12       Severability.  If any term or provision of this Agreement or the application thereof to any person or circumstance shall, to any extent, be invalid or unenforceable, the remainder of this Agreement, or the application of such term or provision to persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby, and each such term and provision of this Agreement shall be valid and be enforced to the fullest extent permitted by law.

10.13       Press Releases.  No press release or other public disclosure regarding the terms of this Agreement or the transaction contemplated hereby shall be made without the prior written consent of Buyer and Seller.  However, either party shall have the right to make public disclosures required by (1) law (but only if such party gives the other party reasonable notice and an opportunity to retain a restraining order or take other similar protective actions) or (2) the rules and regulations of a securities exchange.  Notwithstanding the foregoing provisions, however, Seller and Buyer agree that (A) either party shall be permitted to make such disclosures as may be recommended by such party’s legal counsel in order to comply with all financial reporting, securities laws and similar legal requirements applicable to such party; and (B) either party shall be permitted to issue a press release after Closing announcing the sale and acquisition of the Property without prior written approval of the other party, so long as the other party (or any of its affiliates) is not identified in such release and the release does not disclose the economic terms of this Agreement.

10.14       Tax Deferred Exchange.  Seller or an affiliate of Seller may desire to dispose of the Property through a tax deferred exchange which qualifies for non-recognition of gain under Section 1031 of the Internal Revenue Code.  Buyer shall cooperate with Seller in attempting to effectuate such exchange, including the execution of such documentation as may be reasonably necessary to effect such exchange, provided that (i) Buyer shall not incur any additional liability in connection with an exchange for the benefit of Seller, (ii) Buyer shall not be obligated to take title to any real property (other than the Property), (iii) the Closing Date shall not be extended as a result of the exchange, without Buyer’s prior written consent, and (iv) any additional costs and charges attributable to the exchange, including attorneys’ fees, brokers’ commissions and other transaction-related expenses shall be paid for by Seller.  Seller shall indemnify and hold Buyer harmless from and against all claims, demands, actions, proceedings, damages, losses, liabilities, costs and expenses resulting from such tax deferred exchange by Seller.  Seller may substitute an intermediary (“Intermediary”) to act in place of Seller as the seller of the Property.  Buyer shall accept the Property and all other required performance from Intermediary and render its performance of all of its obligations to Intermediary.  Performance by Intermediary will be treated as performance by Seller.  Seller unconditionally guarantees the full and timely performance by Intermediary of each and every one of the representations, warranties, covenants, indemnities, obligations and undertakings of Intermediary.  As guarantor, Seller shall be treated as a primary obligor with respect to these representations, warranties, covenants, indemnities, obligations and undertakings, and, in the event of breach, Buyer may proceed directly against Seller, subject to the terms and conditions of this Agreement, on this guarantee without the need to join Intermediary as a party to any action against Seller.  Seller unconditionally waives any defense that it might have as guarantor that it would not have if it had made or undertaken these representations, warranties, covenants, indemnities, obligations and undertakings directly.  In the event of the breach of any representations, warranties, covenants, obligations and undertakings by Seller or Intermediary or in the event of any claim upon any indemnity of Seller or Intermediary (whether the representation, warranty, covenant, indemnity, obligation or undertaking is express or implied), Buyer’s exclusive recourse shall be against Seller in accordance with the terms of this Agreement and Buyer shall have no recourse of any type against Intermediary arising from this transaction.

10.15       Anti-Terrorism Law.  Each of Seller and Buyer hereby represents and warrants to the other that:

10.15.1    Neither it nor, to its knowledge, its affiliates, is in violation of any laws relating to terrorism, money laundering or the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Action of 2001, Public Law 107-56 and Executive Order No. 13224 (Blocking Property and Prohibiting Transactions with Persons Who

Commit, Threaten to Commit, or Support Terrorism) (the “Executive Order”) (collectively, the “Anti-Money Laundering and Anti-Terrorism Laws”).

10.15.2    Neither it nor, to its knowledge, its affiliates, is acting, directly or indirectly, on behalf of terrorists, terrorist organizations or narcotics traffickers, including those persons or entities that appear on the Annex to the Executive Order, or are included on any relevant lists maintained by the Office of Foreign Assets Control of U.S. Department of Treasury, U.S. Department of State, or other U.S. government agencies, all as may be amended from time to time.

10.15.3    Neither it nor, to its knowledge, its affiliates or, without inquiry, any of its brokers or other agents, in any capacity in connection with the purchase of the Property (A) conducts any business or engages in making or receiving any contribution of funds, goods or services to or for the benefit of any person included in the lists set forth in the preceding paragraph, (B) deals in, or otherwise engages in any transaction relating to, any property or interests in property blocked pursuant to the Executive Order, or (C) engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Money Laundering and Anti-Terrorism Laws.

10.15.4    It understands and acknowledges that the other may become subject to further anti-money laundering regulations, and agrees to execute instruments, provide information, or perform any other acts as may reasonably be requested by the other, for the purpose of:  (A) carrying out due diligence as may be required by applicable law to establish its identity and source of funds; (B) maintaining records of such identities and sources of funds, or verifications or certifications as to the same; and (C) taking any other actions as may be required to comply with and remain in compliance with anti-money laundering regulations applicable to the other.

10.15.5    Neither it, nor any person controlling or controlled by it, is a country, territory, individual or entity named on a “Government List” (as hereinafter defined), and the monies used in connection with this Agreement and amounts committed with respect thereto, were not and are not derived from any activities that contravene any applicable anti-money laundering or anti-bribery laws and regulations (including funds being derived from any person, entity, country or territory on a Government List or engaged in any unlawful activity defined under Title 18 of the United States Code, Section 1956(c)(7)).

10.15.6    “Government List” means any of (i) the two lists maintained by the United States Department of Commerce (Denied Persons and Entities), (ii) the list maintained by the United States Department of Treasury (Specially Designated Nationals and Blocked Persons), and (iii) the two lists maintained by the United States Department of State (Terrorist Organizations and Debarred Parties).

10.16       Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same document.

10.17       Effectiveness.  In no event shall any draft of this Agreement create any obligation or liability, it being understood that this Agreement shall be effective and binding only when a counterpart hereof has been executed and delivered by each party hereto.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

SELLER:

TRIZEC HOLDINGS, LLC,
a Delaware limited liability company

By:	/s/ Jean Dorans
Name:	Jean Dorans
Title:	Vice President

BUYER:

BRE/TZ PROPERTIES L.L.C.,
a Delaware limited liability company

By:	/s/ Anthony Myers
Name:	Anthony Myers
Title:	Managing Director